CP COMMON STOCK CATALYST PHARMACEUTICAL PARTNERS, INC. COMMON STOCK SEE REVERSE FOR CERTAIN DEFINITIONS INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE CUSIP 14888U 10 1 THIS CERTIFIES THAT: BY: IS THE OWNER OF: FULLY PAID AND NONASSESSABLE SHARES OF THE PAR VALUE OF $0.001 EACH OF THE COMMON STOCK OF CONTINENTAL COUNTERSIGNED CATALYST PHARMACEUTICAL PARTNERS, INC. AND hereinafter called the “Corporation”, transferable on the books of the Corporation by the holder hereof in person, or by his authorized attorney, upon STOCK the surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. TRANSFER TRANSFER REGISTERED: Dated: AGENT & TRUST AUTHORIZED AND OFFICER REGISTRAR COMPANY CHAIRMAN OF THE BOARD OF DIRECTORS CORPORATE SECRETARY